SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                 Date of Report:  April 13, 1998


                      PRIDE COMPANIES, L.P.
     (Exact name of Registrant as specified in its charter)


                            Delaware
 (State or other jurisdiction of Incorporation or Organization)


        1-10473                           75-2313597
(Commission file number)      (I.R.S. Employer Identification No.)


           1209 North Fourth
             Abilene, Texas                               79601
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code: (915) 674-8000
Item 5.

     On March 22, 1998, Pride Companies, L.P. ("Pride") shut down its refinery located near Abilene, Texas (the "Refinery"), one of its principal assets.

     On April 1, 1998, Pride filed an extension for the date of filing its annual report on Form 10-K in order to review the financial effects of the shut-down of the Refinery, including non-cash charges to earnings, estimated severance costs, and reversals of accruals, and to prepare accurate disclosures to be included in the year-end financial statements and financial descriptions of Pride's business. Pride is also in discussions with its independent accountants and its lenders and other investors to determine the nature and extent of the changes, if any, that will be required to certain covenants in its credit agreement and other agreements as a result of the shut-down of its Refinery and the impact of the Refinery shut-down and such covenants on the financial statements of Pride. Pride has been informed by its lenders and other investors that, if changes to such covenants are determined to be required and reasonable, such agreements will be amended or waivers will be granted by Pride's lenders and investors for the current fiscal year. There can be no assurances, however, that any such amendments or waivers will be finalized. If such amendments or waivers are determined to be required and are not finalized, Pride would be in default under its credit agreement and certain other agreements and all of the debt outstanding under its credit agreement could therefore be treated as current liabilities. Also, if such amendments or waivers are not obtained in a manner satisfactory to the accountants for Pride, then Pride's financial statements could be subject to certain "going concern" qualifications.

     When filed, the Form 10-K is expected to report a net loss for the year ended December 31, 1997 of approximately $45.0 million, compared to a net loss of $6.4 million for the year ended
December 31, 1996. The net loss for 1997 increased from 1996 primarily as a result of $41.4 million in costs associated with ceasing Refinery operations. The $41.4 million in closure costs included $40.4 million in noncash charges related to the writedown of certain Refinery fixed assets. Operating cash flow (i.e. operating income/(loss) plus depreciation) for the year ended December 31, 1997 was negative $31.6 million compared to positive $8.3 million for the year ended December 31, 1996. Excluding the $41.4 million of costs associated with ceasing Refinery operations, operating cash flow was positive $9.8 million for the year ended December 31, 1997. The Form 10-K will be filed on or prior to April 15, 1998.


Item 7.  Exhibits.

                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PRIDE COMPANIES, L.P.



                              By:  /GEORGE PERCIVAL/
                                   George Percival
                                   Principal Financial Officer


Date:  April 13, 1998